Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated October 27, 2016
Registration Statement No. 333-213871

Quantenna Communications, Inc.
6,700,000 Common Shares

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated October 17, 2016 relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-213871) relating to these securities. The Preliminary Prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1370702/000162828016020088/quantennas-1a.htm.

References to “we,” “us,” “our” and “the prospectus” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the Preliminary Prospectus.

Issuer:	Quantenna Communications, Inc.
Nasdaq symbol:	QTNA
Size (Pre-Overallotment):	$107,200,000
Total Firm Shares Offered by Issuer:	6,700,000 common shares (100% primary)
Overallotment Shares Offered:	1,005,000 common shares (100% primary)
Price to Public:	$16.00
Trade Date:	October 28, 2016
Closing Date:	November 2, 2016
CUSIP No:	74766D 100
Underwriters:	Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Needham & Company, LLC William Blair & Company, L.L.C. Roth Capital Partners, LLC

At our request, the underwriters have reserved eight percent (8.0%) of the shares of common stock offered by the prospectus related to this offering for sale, at the initial public offering price, to our directors, executive officers, certain employees, business associates, friends and family of our directors and officers, and certain other existing holders of our common stock. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by the prospectus. Except for any shares acquired by our directors and executive officers, shares purchased pursuant to the directed share program will not be subject to lock-up agreements with the underwriters.
The issuer has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which was declared effective by the SEC on October 27, 2016. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request a copy of the preliminary prospectus from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at Barclaysprospectus@broadridge.com; or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, by email at prospectus.cpdg@db.com, or by telephone at 1-800-503-4611.